Contact:
Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Worldwide Reports First Quarter 2022 Financial Results

LEAWOOD, KANSAS, USA - April 26, 2022 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, reports first quarter 2022 financial results.

Euronet reports the following consolidated results for the first quarter 2022 compared with the same period of 2021:

•	Revenues of $718.5 million, a 10% increase from $652.7 million (15% increase on a constant currency[1] basis).
•	Operating income of $36.7 million, a 253% increase from $10.4 million (288% increase on a constant currency basis).
•	Adjusted EBITDA[2] of $79.5 million, a 52% increase from $52.2 million (63% increase on a constant currency basis).
•	Net income attributable to Euronet of $8.2 million, or $0.17 diluted earnings per share, compared with net loss of ($8.7) million, or ($0.16) diluted loss per share.
•	Adjusted earnings per share[3] of $0.69, a 200% increase from $0.23
•
Euronet's cash and cash equivalents were $986.5 million and ATM cash was $644.4 million, totaling $1,631 million as of March 31, 2022, and availability under its revolving credit facilities was approximately $400 million.

See the reconciliation of non-GAAP items in the attached financial schedules.

"I am very pleased that we were able to deliver strong double-digit consolidated revenue and adjusted EBITDA growth rates for the third consecutive quarter," stated Michael J. Brown, Euronet's Chairman and CEO. "Our EFT transactions continue to rebound nicely with recovery of travel as more COVID restrictions are lifted. We also realized continued growth in epay and Money Transfer from our leading physical and digital distribution networks. In addition, our sales pipeline for our leading-edge REN technology platform remains robust, which we expect to contribute to our earnings results in the coming quarters."

"The quarter wasn't without challenges, as we commenced the quarter under the presence of the COVID omicron variant, only then to see the onset of the Russian invasion of Ukraine. We have undertaken many measures to support our 26 Ukrainian employees and we have shut down all business dealings in Russia and certain other countries," continued Mr. Brown. "Additionally, we have begun to see inflation creep into discussions across our business. While none of these items had a significant impact on our financial results, we'd be remiss not to acknowledge uncertainty caused by these events. We are pleased that the diversity of our products and markets enable our core businesses to remain strong and we continue to have an optimistic outlook for the full year results."

These first quarter results include the adoption of ASC 2020-06, "Accounting for Convertible Instruments and Contracts in an Entity's Own Equity." Under this ASU, certain debt instruments with embedded conversion features will be accounted for as a single liability measured net of debt issuance costs. Further, this ASU eliminates the treasury stock method to calculate the diluted earnings per share for convertible instruments.  As a result of the adoption of this standard, the Company recorded a $99.7 million decrease to additional paid-in-capital, a $56.8 million decrease in debt discounts and a $42.9 million increase in retained earnings.  Non-cash accretion expense for the convertible notes was reduced to $0, from $3.9 million for the three months ended March 31, 2021.  Additionally, the elimination of the treasury stock method resulted in an increase of 2.8 million dilutive shares used in the diluted earnings per share calculation for the three months ending March 31, 2022.  The Company has elected to continue to exclude these shares from the adjusted EPS calculation.

Taking into consideration current trends in the business, the latest global COVID-19 landscape and historical seasonal patterns, the Company anticipates that its second quarter 2022 adjusted EBITDA will be in the range of approximately $150 million to $160 million.  This outlook does not include any change in foreign exchange rates, changes in COVID-19 containment, changes in travel patterns stemming from the war in Ukraine, or other unusual factors that may develop throughout the quarter.

Segment and Other Results

The EFT Processing Segment reports the following results for the first quarter 2022 compared with the same period or date in 2021:

•	Revenues of $145.6 million, a 67% increase from $87.1 million (77% increase on a constant currency basis).
•	Operating loss of ($6.3) million, an 84% improvement from ($40.1) million (82% improvement on a constant currency basis).
•	Adjusted EBITDA of $16.0 million, a 188% improvement from ($18.1) million (191% improvement on a constant currency basis).
•	Transactions of 1,328 million, a 44% increase from 925 million.
•	Total of 49,521 installed ATMs as of March 31, 2022, a 9% increase from 45,497. Operated 44,353 active ATMs as of March 31, 2022, a 21% increase from 36,777 as of March 31, 2021.

Improvements in revenue, operating loss and adjusted EBITDA in the first quarter 2022 were driven by increased domestic and international withdrawal transactions resulting from the continued lifting of COVID-19 related travel restrictions across Europe together with a strong recovery of travel, as well as a continued benefit from a significant volume increase in low-value point-of-sale transactions in Europe and low-value payment processing transactions from the Asia Pacific market.

The EFT Segment's total installed ATMs grew 9%, largely from the addition of nearly 3,400 Euronet-owned ATMs, 150 new outsourcing ATMs and the addition of approximately 500 low-margin ATMs in India. The difference between installed and active ATMs is from ATMs deactivated due to seasonal closures or COVID-19-related travel restrictions. At the end of the first quarter of 2022, approximately 5,150 ATMs remained closed due to seasonal locations or continued COVID-19 travel restrictions -- approximately 40% less than the 8,720 that were closed at the end of the first quarter 2021.

The epay Segment reports the following results for the first quarter 2022 compared with the same period or date in 2021:

•	Revenues of $235.8 million, a 3% decrease from $242.3 million (3% increase on a constant currency basis).
•	Operating income of $26.2 million, a 10% decrease from $29.2 million (3% decrease on a constant currency basis).
•	Adjusted EBITDA of $27.9 million, an 11% decrease from $31.3 million (4% decrease on a constant currency basis).
•	Transactions of 864 million, a 30% increase from 667 million.
•	Point-of-sale ("POS") terminals of approximately 760,000 as of March 31, 2022, a 3% increase from approximately 736,000.
•	Retailer locations of approximately 335,000 as of March 31, 2022, a 3% decrease from approximately 345,000.

Constant currency revenue and transaction growth was driven by continued expansion of digital branded payments and mobile growth, together with the continued expansion of the digital distribution channel.  Offsetting constant currency revenue growth was the impact of a government ban on a group of apps in India due to data privacy concerns, one of which was the top grossing gaming app in the country, together with the previously disclosed loss of a key customer in Europe and certain promotional activity in the first quarter 2021 that did not repeat in this quarter.

The Money Transfer Segment reports the following results for the first quarter 2022 compared with the same period or date in 2021:

•	Revenues of $339.0 million, a 4% increase from $324.9 million (8% increase on a constant currency basis).
•	Operating income of $33.3 million, a 6% decrease from $35.3 million (2% increase on a constant currency basis).
•	Adjusted EBITDA of $42.2 million, a 5% decrease from $44.4 million (2% increase on a constant currency basis).
•	Total transactions of 33.5 million, a 7% increase from 31.2 million.
•	Network locations of approximately 495,000 as of March 31, 2022, a 4% increase from approximately 475,000.

First quarter revenue growth was the result of 10% growth in U.S.-outbound transactions, 38% growth in direct-to-consumer digital transactions and 11% growth in international-originated money transfers - which was a combination of 15% growth in Europe-outbound transactions, partially offset by a decline of 9% in transactions originated in Asia Pacific and the Middle East where COVID-19 lockdowns weighed significantly on transactions during the period.  Moreover, revenue growth was partially offset by declines in the U.S. domestic business.  Operating income and adjusted EBITDA were lower from continued investments in physical and digital network expansion, higher costs to support technology and certain new product development and advertising costs in the current period.

While the Money Transfer Segment continued to grow network locations year-over-year by 4%, the Segment suspended its service to Russia, Belarus and Tajikistan which resulted in a decline from the December 31, 2021, count by more than 20,000 locations. The closure of these locations had nominal impact on our revenue and operating profits.

Corporate and Other reports $16.5 million of expense for the first quarter 2022 compared with $14.0 million for the first quarter 2021. The increase in corporate expense for the first quarter is largely due to higher short- and long-term compensation expense.

Balance Sheet and Financial Position
Unrestricted cash and cash equivalents on hand was $986.5 million as of March 31, 2022, compared to $1,260.5 million as of December 31, 2021. The decrease in unrestricted cash and cash equivalents is largely from cash placed into the ATMs in response to increased travel demands, the acquisition of Piraeus Merchant Services, share repurchases of $70 million and working capital changes, partially offset by cash generated from operations of approximately $20 million in the first quarter of 2022 as well as borrowings on the revolver - which is also reflected in the increase in debt.

Total indebtedness was $1.77 billion as of March 31, 2022, compared to $1.43 billion as of December 31, 2021. As of March 31, 2022, availability under the Company's revolving credit facilities was approximately $400 million.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency financial measures, adjusted EBITDA and adjusted earnings per share. These measures should be used in addition to, and not a substitute for, revenues, net income (loss), operating income (loss) and earnings (loss) per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

The Company does not provide a reconciliation of its forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for GAAP and the related GAAP and non-GAAP reconciliation, including adjustments that would be necessary for foreign currency exchange rate fluctuations and other charges reflected in the Company's reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

(1) Constant currency financial measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2) Adjusted EBITDA is defined as net income excluding, to the extent incurred in the period, interest, income tax expense, depreciation, amortization, share-based compensation and other non-operating or non-recurring items that are considered expenses or income under U.S. GAAP. Adjusted EBITDA represents a performance measure and is not intended to represent a liquidity measure.

(3) Adjusted earnings per share is defined as diluted U.S. GAAP earnings per share excluding, to the extent incurred in the period, the tax-effected impacts of: a) foreign currency exchange gains or losses, b) share-based compensation, c) acquired intangible asset amortization, d) non-cash interest expense, e) non-cash income tax expense, f) other non-operating or non-recurring items and g) dilutive shares relate to the Company's convertible bonds. Adjusted earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on April 27, 2022, at 9:00 a.m. Eastern Time to discuss these results. The call may also include discussion of Company developments, the Piraeus Merchant Services acquisition, the impacts of the COVID-19 pandemic and he war in Ukaine on the Company's operations, forward-looking information and other material information about business and financial matters. To listen to the call via telephone, dial 877-303-6313 (USA) or +1-631-813-4734 (outside the USA). The conference call will also be available via webcast at http://ir.euronetworldwide.com. Participants should go to the website at least five minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronetworldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, cash-based and online-initiated consumer-to-consumer and business-to-business money transfer services, and electronic distribution of digital media and prepaid mobile phone time.

Euronet's global payment network is extensive - including 49,521 ATMs, approximately 491,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 62 countries; card software solutions; a prepaid processing network of approximately 760,000 POS terminals at approximately 335,000 retailer locations in 63 countries; and a global money transfer network of approximately 495,000 locations serving 164 countries. With corporate headquarters in Leawood, Kansas, USA, and 66 worldwide offices, Euronet serves clients in approximately 175 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including impacts  pandemic; the war in the Ukraine and the related economic sanctions; our ability to successfully integrate the operations of Piraeus Merchant Services; economic conditions in specific countries and regions; technological developments affecting the market for our products and services; our ability to successfully introduce new products and services; foreign currency exchange rate fluctuations; the effects of any breach of our computer systems or those of our customers or vendors, including our financial processing networks or those of other third parties; interruptions in any of our systems or those of our vendors or other third parties; our ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; our ability to comply with increasingly stringent regulatory requirements, including anti-money laundering, anti-terrorism, anti-bribery, consumer and data protection and the European Union's General Data Privacy Regulation and Second Payment Service Directive requirements; changes in laws and regulations affecting our business, including tax and immigration laws and any laws regulating payments, including dynamic currency conversion transactions; changes in our relationships with, or in fees charged by, our business partners; competition; the outcome of claims and other loss contingencies affecting Euronet; the cost of borrowing (including fluctuations in interest rates), availability of credit and terms of and compliance with debt covenants; and renewal of sources of funding as they expire and the availability of replacement funding. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company. Any forward-looking statements made in this release speak only as of the date of this release. Except as may be required by law, Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	March 31,	As of
	2022	December 31,
	(unaudited)	2021

ASSETS
Current assets:
Cash and cash equivalents	$986.5	$1,260.5
ATM cash	644.4	543.4
Restricted cash	5.9	3.7
Settlement assets	1,037.4	1,102.4
Trade accounts receivable, net	180.1	203.0
Prepaid expenses and other current assets	271.5	195.4

Total current assets	3,125.8	3,308.4

Property and equipment, net	344.4	345.4
Right of use lease asset, net	161.4	161.5
Goodwill and acquired intangible assets, net	1,060.7	739.4
Other assets, net	206.0	189.6

Total assets	$4,898.3	$4,744.3

LIABILITIES AND EQUITY
Current liabilities:
Settlement obligations	$1,037.4	$1,102.4
Accounts payable and other current liabilities	678.0	693.2
Current portion of operating lease liabilities	51.8	52.1
Short-term debt obligations	3.8	4.9

Total current liabilities	1,771.0	1,852.6

Debt obligations, net of current portion	1,762.3	1,420.1
Operating lease liabilities, net of current portion	110.8	111.4
Capital lease obligations, net of current portion	2.1	2.9
Deferred income taxes	37.1	46.5
Other long-term liabilities	71.4	55.3

Total liabilities	3,754.7	3,488.8

Equity	1,143.6	1,255.5

Total liabilities and equity	$4,898.3	$4,744.3

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Three Months Ended
	March 31,
	2022	2021

Revenues	$718.5	$652.7

Operating expenses:
Direct operating costs	458.2	434.5
Salaries and benefits	126.8	115.7
Selling, general and administrative	63.8	58.8
Depreciation and amortization	33.0	33.3
Total operating expenses	681.8	642.3
Operating income	36.7	10.4

Other income (expense):
Interest income	0.1	0.2
Interest expense	(6.1)	(9.2)
Foreign currency exchange loss	(5.5)	(4.0)
Other income	0.2	—
Total other expense, net	(11.3)	(13.0)
Income (loss) before income taxes	25.4	(2.6)

Income tax expense	(17.2)	(6.1)

Net income (loss)	8.2	(8.7)
Net income (loss) attributable to noncontrolling interests	—	—
Net (income) loss attributable to Euronet Worldwide, Inc.	$8.2	$(8.7)
Add: Interest expense from assumed conversion of convertible notes, net of tax	0.9	—
Net income (loss) for diluted earnings per share calculation	$9.1	$(8.7)
Earnings (loss) per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$0.17	$(0.16)

Diluted weighted average shares outstanding	54,497,863	52,762,845

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Operating (Loss) Income (Expense) and Adjusted EBITDA
(unaudited - in millions)

	Three months ended March 31, 2022

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$8.2

Add: Income tax expense					17.2
Add: Total other expense, net					11.3

Operating (loss) income	$(6.3)	$26.2	$33.3	$(16.5)	$36.7

Add: Depreciation and amortization	22.3	1.7	8.9	0.1	33.0
Add: Share-based compensation	—	—	—	9.8	9.8

Earnings before interest, taxes, depreciation, amortization, and share-based compensation (Adjusted EBITDA) (1)	$16.0	$27.9	$42.2	$(6.6)	$79.5

	Three months ended March 31, 2021

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net loss					$(8.7)

Add: Income tax expense					6.1
Add: Total other expense, net					13.0

Operating (loss) income	$(40.1)	$29.2	$35.3	$(14.0)	$10.4

Add: Depreciation and amortization	22.0	2.1	9.1	0.1	33.3
Add: Share-based compensation	—	—	—	8.5	8.5

Earnings before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$(18.1)	$31.3	$44.4	$(5.4)	$52.2

(1) Adjusted EBITDA is a non-GAAP measure that should be considered in addition to, and not a substitute for, net income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	March 31,
	2022	2021

Net income (loss) attributable to Euronet Worldwide, Inc.	$8.2	$(8.7)

Foreign currency exchange loss	5.5	4.0
Intangible asset amortization(1)	5.6	5.8
Share-based compensation(2)	9.8	8.5
Non-cash interest accretion(3)	—	3.9
Income tax effect of above adjustments(4)	4.7	(2.1)
Non-cash GAAP tax expense(5)	1.8	1.1

Adjusted earnings(6)	$35.6	$12.5

Adjusted earnings per share - diluted(6)	$0.69	$0.23

Diluted weighted average shares outstanding (GAAP)	54,497,863	52,762,845
Effect of adjusted EPS dilution of convertible notes	(2,781,818)	-
Effect of anti-dilutive shares not included in GAAP calculation	-	1,147,911
Effect of unrecognized share-based compensation on diluted shares outstanding	260,378	455,087
Adjusted diluted weighted average shares outstanding	51,976,423	54,365,843

(1) Intangible asset amortization of $5.6 million and $5.8 million are included in depreciation and amortization expense of $33.0 million and $33.3 million for the three months ended March 31, 2022 and March 31, 2021, respectively, in the consolidated statements of operations.

(2) Share-based compensation of $9.8 million and $8.5 million are included in salaries and benefits expense of $126.8 million and $115.7 million for the three months ended March 31, 2022 and March 31, 2021, respectively, in the consolidated statements of operations.

(3) Non-cash interest accretion of $0 million is included in interest expense and $3.9 million for the three months ended March 31, 2021in the consolidated statements of operations.  The non-cash interest accretion for the convertible notes was reduced to $0 for the three months ended March 31, 2022, due to the adoption of ASC 2020-06 "Accounting for Convertible Instruments and Contracts in an Entity's Own Equity.

(4) Adjustment is the aggregate U.S. GAAP income tax effect on the preceding adjustments determined by applying the applicable statutory U.S. federal, state and/or foreign income tax rates.

(5) Adjustment is the non-cash GAAP tax impact recognized on certain items such as the utilization of certain material net deferred tax assets and amortization of indefinite-lived intangible assets.

(6) Adjusted earnings and adjusted earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income (loss) and earnings per share computed in accordance with U.S. GAAP.